Exhibit 1

Officers and Directors of Ault & Company, Inc.

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Milton C. Ault, III Chief Executive Officer and Chairman of the Board of Directors	Executive Chairman of Hyperscale Data, Inc.	c/o Hyperscale Data, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141	USA

William B. Horne Chief Financial Officer and Vice Chairman of the Board of Directors	Chief Executive Officer of Hyperscale Data, Inc.	c/o Hyperscale Data, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141	USA

Henry C.W. Nisser President, General Counsel and Director	President and General Counsel of Hyperscale Data, Inc.	c/o Hyperscale Data, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141	Sweden

Darren Magot Senior Vice President and Director	Senior Vice President of Hyperscale Data, Inc.	c/o Hyperscale Data, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141	USA

Adam Corey Independent Director	Vice President of Marsh & McLennan	c/o Ault & Company, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141	USA

Exhibit 2

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

AULT & COMPANY, INC.

Purchase	4,000	$2.3597	12/13/2024

Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Universal Security Instruments, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Ault & Company, Inc.

By:	/s/ Milton C. Ault, III
Milton C. Ault, III, Chief Executive Officer
Date:	12/23/2024

AULT MILTON C III

By:	/s/ Milton C. Ault, III
Milton C. Ault, III
Date:	12/23/2024